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                                                                       10-K 1999
                                                                   Exhibit 10(c)

                      SCHLUMBERGER 1994 STOCK OPTION PLAN
                  (As Established Effective January 26, 1994)

                                Third Amendment

          Schlumberger Limited, a Netherlands Antilles corporation, having heretofore adopted the Schlumberger 1994 Stock Option Plan, effective January 26, 1994, as amended, and having reserved the right under Section 12 thereof to amend the Plan, does hereby amend Section 3(c) of the Plan in its entirety, effective July 13, 1999, to read as follows:

          "(c) For purposes of this Plan, employment with the Company shall include employment with any subsidiary of the Company, and Stock Options granted under this Plan shall not be affected by an employee's transfer of employment from the Company to a subsidiary, from a subsidiary to the Company or between subsidiaries. The foregoing notwithstanding, with respect to an employee whose employment is transferred directly and without interruption to a corporation, limited liability company or other entity (an "M-I Company") pursuant to and in accordance with the terms of that certain Amended and Restated Organization Agreement and other agreements in connection therewith by and among Smith International, Inc., Schlumberger, et al., dated as of July 13, 1999, such employee's employment with the Company shall include employment with an M-I Company for purposes of exercising such employee's outstanding Stock Options as of the transfer date, and any such Stock Option shall not be affected by such employee's subsequent transfer of employment directly and without interruption from an M-I Company to the Company or any of its subsidiaries, from the Company or any of its subsidiaries to an M-I Company or between M-I Companies."

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